SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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GLADSTONE COMMERCIAL CORPORATION
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QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
TRANSACTIONS WITH RELATED PERSONS
HOUSEHOLDING OF PROXY MATERIALS

GLADSTONE COMMERCIAL CORPORATION
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 24, 2007

To the Stockholders of Gladstone Commercial Corporation:

We are notifying you that the 2007 Annual Meeting of Stockholders of Gladstone Commercial Corporation will be held on Thursday, May 24, 2007 at 11:00 a.m. local time at the Hilton McLean at 7920 Jones Branch Drive, McLean, VA 22102 for the following purposes:

1. To elect three directors to hold office until the 2010 Annual Meeting of Stockholders; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 23, 2007 as the record date for determining the stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Terry Brubaker
Secretary

McLean, Virginia
April 19, 2007

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

GLADSTONE COMMERCIAL CORPORATION
1521 Westbranch Drive, Suite 200, McLean, Virginia 22102

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 24, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Gladstone Commercial Corporation (sometimes referred to as the “Company”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about April 19, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 23, 2007 will be entitled to vote at the annual meeting. On this record date, there were 8,565,264 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 23, 2007 your shares were registered directly in your name with our transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 23, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There is one matter scheduled for a vote which is the election of three directors to serve until the 2010 Annual Meeting of Stockholders.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Gladstone Commercial Corporation. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Gladstone Management Corporation or Gladstone Administration, LLC. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Gladstone Commercial Corporation’s Secretary at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2007, to our Secretary at the address set forth on the cover of this proxy statement. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not later than the close of business on July 23, 2008 nor earlier than the close of business on February 24, 2008. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 8,565,264 shares outstanding and entitled to vote. Thus 4,282,633 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including any vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has nine members. There are three directors in the class whose term of office expires in 2007. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2010 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the annual meeting. Two of our directors attended the 2006 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2010 Annual Meeting

David Gladstone.  Mr. Gladstone, age 64, is our founder and has served as chief executive officer and chairman of the Board of Directors since our inception. He also founded and has served as chief executive officer and chairman of the Board of Directors of Gladstone Capital Corporation, Gladstone Investment Corporation and Gladstone Management Corporation. Prior to founding the Company, Mr. Gladstone served as either chairman or vice chairman of the Board of Directors of American Capital Strategies (NASDAQ: ACAS), a publicly traded leveraged buyout fund and mezzanine debt finance company, from June 1997 to August 2001. From 1974 to February 1997, Mr. Gladstone held various positions, including chairman and chief executive officer, with Allied Capital Corporation (NASDAQ: ALD), Allied Capital Corporation II, Allied Capital Lending Corporation and Allied Capitals Advisors, Inc., a registered investment adviser that managed the Allied companies. The Allied companies were the largest group of publicly-traded mezzanine debt funds in the United States and were managers of two private venture capital limited partnerships. From 1991 to 1997, Mr. Gladstone served either as chairman of the Board of Directors or president of Allied Capital Commercial Corporation, a publicly traded REIT that invested in real estate loans to small and medium-sized businesses, managed by Allied Capital Advisors, Inc. He managed the growth of Allied Capital Commercial from no assets at the time of its initial public offering to $385 million in assets at the time it merged into Allied Capital Corporation in 1997. From 1992 to 1997, Mr. Gladstone served as a director, president and chief executive officer of Business Mortgage Investors, a privately held mortgage REIT managed by Allied Capital Advisors, which invested in loans to small and medium-sized businesses. Mr. Gladstone is also a past director of Capital Automotive REIT, a real estate investment trust that purchases and net leases real estate to automobile dealerships. Mr. Gladstone served as a director of The Riggs National Corporation (the parent of Riggs Bank) from 1993 to May 1997 and of Riggs Bank from 1991 to 1993. He served as a trustee of the George Washington University and currently is trustee emeritus. He is a past member of the Listings and Hearings Committee of the National Association of Securities Dealers, Inc. He is a past member of the Advisory committee to Women’s Growth Capital Fund, a venture capital firm that finances women-owned small businesses. Mr. Gladstone was the founder and managing member of The Capital Investors, LLC, a group of angel investors, and is currently a member emeritus. He is also the chairman and owner of Gladstone Land Corporation, a privately held company that has substantial farmland holdings in agriculture real estate in California. Mr. Gladstone holds an MBA from the Harvard Business School, an MA from American University and a BA from the University of Virginia. Mr. Gladstone has co-authored two books on financing for small and medium-sized businesses, Venture Capital Handbook and Venture Capital Investing.

Paul W. Adelgren.  Mr. Adelgren, age 64, has been our director since August 2003. From 1997 to the present, Mr. Adelgren has served as the pastor of Missionary Alliance Church. From 1991 to 1997, Mr. Adelgren was pastor of New Life Alliance Church. From 1988 to 1991, Mr. Adelgren was a vice president for finance and materials of Williams & Watts, Inc., a logistics management and procurement business located in Fairfield, NJ. Prior to Joining Williams & Watts, Mr. Adelgren served in the United States Navy, where he served in a number of capacities, including as the director of the Strategic Submarine Support Department, as an executive officer at the Naval Supply Center and as the director of the Joint Uniform Military Pay System. He is a retired Navy Captain. Mr. Adelgren has also been a director of Gladstone Capital Corporation since January 2003, and a director of Gladstone Investment Corporation since June 2005. Mr. Adelgren holds an MBA from Harvard University and a BA from the University of Kansas.

John H. Outland.  Mr. Outland, age 61, has been our director since December 2003. From March 2004 to June 2006, he served as vice president of Genworth Financial, Inc. From 2002 to March 2004, Mr. Outland served as a managing director for 1789 Capital Advisors, where he provided market and transaction structure analysis and advice on a consulting basis for multifamily commercial mortgage purchase programs. From 1999 to 2001, Mr. Outland served as vice president of mortgage-backed securities at Financial Guaranty Insurance Company where he was team leader for bond insurance transactions, responsible for sourcing business, coordinating credit, loan files, due diligence and legal review processes, and negotiating structure and business issues. From 1993 to 1999, Mr. Outland was senior vice president for Citicorp Mortgage Securities, Inc., where he securitized non-conforming mortgage product. From 1989 to 1993, Mr. Outland was vice president of real estate and mortgage finance for Nomura Securities International, Inc., where he performed due diligence on and negotiated the financing of commercial mortgage packages in preparation for securitization. Mr. Outland has also been a director of Gladstone Capital Corporation since December 2003, and a director of Gladstone Investment Corporation since June 2005. Mr. Outland holds an MBA from Harvard Business School and a bachelor’s degree in Chemical Engineering from Georgia Institute of Technology.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2008 Annual Meeting

Michela A. English.  Ms. English, age 57, has served as our director since August 2003. Ms. English is President and CEO of Fight for Children, a non-profit charitable organization focused on providing high quality education and health care services to underserved youth in Washington, D.C. Ms. English has also been a director of

Gladstone Capital Corporation since June 2002, and a director of Gladstone Investment Corporation since June 2005. From March 1996 to March 2004, Ms. English held several positions with Discovery Communications, Inc., including president of Discovery Consumer Products, president of Discovery Enterprises Worldwide and president of Discovery.com. From 1991 to 1996, Ms. English served as senior vice president of the National Geographic Society and was a member of the National Geographic Society’s Board of Trustees and Education Foundation Board. Prior to 1991, Ms. English served as vice president, corporate planning and business development for Marriott Corporation and as a senior engagement manager for McKinsey & Company. Ms. English currently serves as director of the Educational Testing Service (ETS), as a director of D.C. Preparatory Academy, and as a member of the Virginia Institute of Marine Science Council. Ms. English is an emeritus member of the board of Sweet Briar College. Ms. English holds a Bachelor of Arts in International Affairs from Sweet Briar College and a Master of Public and Private Management degree from Yale University’s School of Management.

Anthony W. Parker.  Mr. Parker, age 61, has served as our director since August 2003. Mr. Parker has also been a director of Gladstone Capital Corporation since August 2001, and a director of Gladstone Investment Corporation since June 2005. In 1997, Mr. Parker founded Medical Funding Corporation, a company which purchases medical receivables, and has served as its chairman from inception to the present. In the summer of 2000, Medical Funding Corporation purchased a Snelling Personnel Agency franchise in Washington, D.C. which provides full staffing services for the local business community. From 1992 to 1996, Mr. Parker was chairman of, and a 50 percent stock holder of, Capitol Resource Funding, Inc., a commercial finance company with offices in Dana Point, California and Arlington, Virginia. Mr. Parker practiced corporate and tax law for over 15 years — from 1980 to 1983 at Verner, Liipfert, Bernhard & McPherson, and from 1983 to 1992 in private practice. Mr. Parker is currently the sole shareholder of Parker & Associates, P.C., a law firm. From 1973 to 1977 Mr. Parker served as executive assistant to the administrator of the U.S. Small Business Administration. Mr. Parker received his J.D. and Masters in Tax Law from Georgetown Law Center and his undergraduate degree from Harvard College.

Gerard Mead.  Mr. Mead, age 63, has served as our director since January 2006. Mr. Mead also has been a director of Gladstone Investment Corporation and Gladstone Capital Corporation since January 2006. Mr. Mead is Chairman of Gerard Mead Capital Management which he founded in 2003, a firm which provides investment management services to pension funds, endowments, insurance companies, and high net worth individuals. From 1966 to 2003 Mr. Mead was employed by the Bethlehem Steel Corporation, where he held a series of engineering, corporate finance and investment positions with increasing management responsibility. From 1987 to 2003 Mr. Mead served as Chairman and Pension Fund Manager of the Pension Trust of Bethlehem Steel Corporation and Subsidiary Companies. From 1972 to 1987 he served successively as Investment Analyst, Director of Investment Research, and Trustee of the Pension Trust, during which time he was also a Corporate Finance Analyst and Investor Relations Contact for Institutional Investors of Bethlehem Steel. Prior to that time Mr. Mead was a steel plant engineer. Mr. Mead holds an MBA degree from the Harvard Business School and a BSCE from Lehigh University.

Directors Continuing in Office Until the 2009 Annual Meeting

David A.R. Dullum.  Mr. Dullum, age 59, has served as our director since August 2003. From 1995 to the present, Mr. Dullum has been a partner of New England Partners, a venture capital firm focused on investments in small and medium-sized business in the Mid-Atlantic and New England regions. Mr. Dullum is also the president and a director of Harbor Acquisition Corporation, an operating business with emphasis in the consumer and industrial sectors. Mr. Dullum also serves as a director of Simkar Corporation, a manufacturer of industrial and consumer lighting products and Fetco Home Decor, Inc., a designer and manufacturer of home decor products.

Mr. Dullum has also been a director of Gladstone Capital Corporation since August 2001, and a director of Gladstone Investment Corporation since June 2005. From 1976 to 1990, Mr. Dullum was a managing general partner of Frontenac Company, a Chicago-based venture capital firm. Mr. Dullum holds an MBA from Stanford Graduate School of Business and a BME from the Georgia Institute of Technology.

Maurice W. Coulon.  Mr. Coulon, age 65, has served as our director since August 2003. Mr. Coulon has also been a director of Gladstone Capital Corporation since August 2003, and a director of Gladstone Investment Corporation since June 2005. Since 2000, Mr. Coulon has been a private investor in real estate. From 1991 through his retirement in 2000, Mr. Coulon served as director of portfolio management for the Morgan Stanley Real Estate Fund. From 1980 to 1991, Mr. Coulon served as senior vice president of asset management for the Boston Company Real Estate Counsel, Inc. Mr. Coulon was a founder of the National Association of Real Estate Investment Managers and is a past president of the National Council of Real Estate Investment Fiduciaries. Mr. Coulon holds an MBA from Harvard University and a BSE from the University of Missouri.

Terry Lee Brubaker.  Mr. Brubaker, age 63, has served as our president, chief operating officer, secretary and a director since our inception. Mr. Brubaker has also served as the chief operating officer, secretary and director of Gladstone Management Corporation since its inception. He also served as president of Gladstone Management from its inception until assuming the duties of vice chairman in February 2006. Mr. Brubaker has served as the chief operating officer, secretary and a director of Gladstone Capital Corporation since May 2001. He also served as president of Gladstone Capital Corporation from May 2001 through April 2004, when he assumed the duties of vice chairman. Mr. Brubaker has also been the vice chairman, chief operating officer, secretary and a director of Gladstone Investment Corporation since its inception in June 2005. In March 1999, Mr. Brubaker founded and, until May 1, 2003, served as chairman of Heads Up Systems, a company providing processing industries with leading edge technology. From 1996 to 1999, Mr. Brubaker served as vice president of the paper group for the American Forest & Paper Association. From 1992 to 1995, Mr. Brubaker served as president of Interstate Resources, a pulp and paper company. From 1991 to 1992, Mr. Brubaker served as president of IRI, a radiation measurement equipment manufacturer. From 1981 to 1991, Mr. Brubaker held several management positions at James River Corporation, a forest and paper company, including vice president of strategic planning from 1981 to 1982, group vice president of the Groveton Group and Premium Printing Papers from 1982 to 1990 and vice president of human resources development in 1991. From 1976 to 1981, Mr. Brubaker was strategic planning manager and marketing manager of white papers at Boise Cascade. Previously, Mr. Brubaker was a senior engagement manager at McKinsey & Company from 1972 to 1976. Prior to 1972, Mr. Brubaker was a U.S. Navy fighter pilot. Mr. Brubaker holds an MBA from the Harvard Business School and a BSE from Princeton University.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under The Nasdaq Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our chief compliance officer and chief financial officer to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Adelgren, Coulon, Dullum, Mead, Outland, Parker and

Ms. English. In making this determination, the Board found that none of the these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Gladstone, the chairman of the our Board of Directors and chief executive officer and Mr. Brubaker, our president, chief operating officer and secretary, are not independent directors by virtue of their employment by our affiliate Gladstone Management Corporation, which we refer to as our “Adviser.”

The Board of Directors met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member.

As required under applicable NASDAQ listing standards, which require regularly scheduled meetings of independent directors, in fiscal 2006 our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

Our Board of Directors has four committees: an Audit Committee, a Compensation Committee, an Executive Committee and an Ethics, Nominating and Corporate Governance Committee. The following table shows the current composition of each of the committees of the Board of Directors:

Ethics, Nominating and
Name	Audit	Compensation	Executive	Corporate Governance

Paul W. Adelgren**				*X
Terry Lee Brubaker			X
Maurice W. Coulon		*X		X
David A.R. Dullum	X
Michela A. English	X
David Gladstone			*X
John H. Outland		X
Anthony W. Parker	*X		X
Gerard Mead		X

*	Committee Chairperson

**	Lead Independent Director

Below is a description of each committee of the Board of Directors. All committees other than the Executive Committee have the authority to engage legal counsel or other experts or consultants, as they deem appropriate to carry out their responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us (other than with respect to the Executive Committee, for which there are no applicable independence requirements).

The Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firms; determines and approves the engagement of the independent registered public accounting firms; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” During fiscal 2006, the Audit Committee was comprised of Messrs. Parker (Chairman) and Dullum and Ms. English. Messrs. Adelgren and Coulon served as alternate members of the Audit Committee. Alternate members of the Audit Committee serve and participate in meetings of the Audit Committee only in the event of an absence of a regular member of the Audit Committee. The Audit Committee met eight times during the last fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.GladstoneCommercial.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that all members and alternate members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has also determined that each member (including alternate members) of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of the members’ level of knowledge and experience based on a number of factors, including formal education and experience. The Board has also unanimously determined that all Audit Committee members and alternate members are financially literate under current NASDAQ rules and that at least one member has financial management expertise. In addition to our Audit Committee, Mr. Dullum also serves on the audit committee of Harbor Acquisition Corporation and Messrs. Dullum and Parker and Ms. English also serve on the audit committees of Gladstone Investment Corporation and Gladstone Capital Corporation. Our Audit Committee’s alternate members, Messrs. Adelgren and Coulon, also serve as alternate members on the audit committees of Gladstone Investment Corporation and Gladstone Capital Corporation. The Board of Directors has determined that this simultaneous service does not impair the respective directors’ ability to effectively serve on our Audit Committee.

Our Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members and alternate members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). No members of the Audit Committee received any compensation from us during the last fiscal year other than directors’ fees. Our Board of Directors has determined that all members and alternate members of the Audit Committee qualify as “audit committee financial experts,” as defined in applicable SEC rules, and that all Audit Committee members and alternate members are financially literate under current Nasdaq listing standards.

Relationship with Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, or “PwC,” as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PwC. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PwC is compatible with maintaining the independent registered public accounting firm’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without management present. The Audit Committee included in its review results of the independent registered public accounting firm’s examinations, the Company’s internal controls, and the quality of the Company’s financial reporting. The Audit Committee also reviewed the Company’s procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s chief executive officer and chief financial officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission. The Audit Committee further reviewed with the independent registered public accounting firm their opinion on management’s assessment of the effectiveness of the internal control over financial reporting of the Company, and their opinion on the effectiveness of the internal control over financial reporting of the Company. The Audit Committee is satisfied that the Company’s internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

The Audit Committee also has discussed with PricewaterhouseCoopers LLP matters relating to the independent registered public accounting firm’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence (Communications with Audit Committees). The Audit Committee received a letter from PricewaterhouseCoopers LLP confirming their independence and discussed it with them. The Audit Committee discussed and reviewed with PricewaterhouseCoopers LLP the Company’s critical accounting policies and practices, internal controls, other material written communications to management, and the scope of PricewaterhouseCoopers LLP’s audits and all fees paid to PricewaterhouseCoopers LLP during the fiscal year. The Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company. The Audit Committee has reviewed and considered the compatibility of PricewaterhouseCoopers

LLP’s performance of non-audit services with the maintenance of PricewaterhouseCoopers’ independence as the Company’s independent registered public accounting firm.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. In addition, the Audit Committee has engaged PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Submitted by the Audit Committee
Anthony W. Parker, Chairperson
Michela A. English
David A. R. Dullum

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Compensation Committee

The Compensation Committee operates pursuant to a written charter and conducts periodic reviews of the amended and restated investment advisory agreement (the “Current Advisory Agreement”) with the Adviser and the administration agreement (the “Administration Agreement”) with Gladstone Administration, LLC, or the “Administrator,” which our stockholders approved at our 2006 Annual Meeting of Stockholders. The committee reviews these agreements to evaluate whether the fees paid to the respective parties under the agreements are in the best interests of us and our stockholders. The committee considers in such periodic reviews, among other things, whether the salaries and bonuses paid to its executive officers by the Adviser and the Administrator are consistent with our compensation philosophies and the performance of the Adviser and the Administrator are reasonable in relation to the nature and quality of services performed, and whether the provisions of the Current Advisory and Administration Agreements are being satisfactorily performed. Since its effectiveness on January 1, 2007, the Compensation Committee also reviews and considers all incentive fees payable to the Adviser under the Current Advisory Agreement.

Through fiscal year 2006, the Compensation Committee also monitored the performance of the Adviser under the terms of our investment advisory and administration agreement that was in effect through December 31, 2006 (the “Former Advisory Agreement”) and also administered our 2003 Equity Incentive Plan, as amended, or the “2003 Plan,” which was terminated on December 31, 2006 in connection with the implementation of the Current Advisory Agreement and the Administration Agreement.

During the last fiscal year, the Compensation Committee was comprised of Messrs. Coulon (Chairperson), Outland and Mead. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met four times during the last fiscal year.

Commencing this year, the Compensation Committee also began to review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, the Compensation Committee consisted of Messrs. Coulon, Outland and Mead, each of whom is an independent director under NASDAQ rules. During the fiscal year ended December 31, 2006, none of our executive officers served as members of the compensation committee or as directors of another entity, one of whose executive officers served on the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Compensation Committee
Maurice W. Coulon, Chairperson
John H. Outland
Gerard Mead

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The Executive Committee

The Executive Committee, which is comprised of Messrs. Gladstone (Chairman), Brubaker and Parker, has the authority to exercise all powers of our Board of Directors except for actions that must be taken by a majority of independent directors or the full Board of Directors under applicable rules and regulations. The Executive Committee did not meet during the last fiscal year.

The Ethics, Nominating and Corporate Governance Committee

The Ethics, Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing our corporate governance principles. Our Ethics, Nominating and Corporate Governance Committee charter can be found on our website at www.GladstoneCommercial.com. Membership of the Ethics, Nominating and Corporate Governance Committee is comprised of Messrs. Adelgren (Chairperson) and Coulon. Each member of the Ethics, Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Ethics, Nominating and Corporate Governance Committee met four times during the last fiscal year.

Qualifications for Director Candidates

The Ethics, Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Ethics, Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Ethics, Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Ethics, Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Ethics, Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Ethics, Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Ethics, Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Ethics, Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Ethics, Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Ethics, Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

Stockholder Recommendation of Director Candidates to the Ethics, Nominating and Corporate Governance Committee

The Ethics, Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Ethics, Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Ethics, Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Ethics, Nominating and Corporate Governance Committee at the address set forth on the cover page of this proxy statement. Recommendations for individuals to be considered for nomination at the 2008 Annual Meeting must be received by November 24, 2007. Recommendations received after November 24, 2007 will be considered for nomination at the 2009 Annual Meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Ethics, Nominating and Corporate Governance

Committee has not received or rejected a timely director nominee proposal from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which our stockholders may communicate with the Board or any of its directors. Persons interested in communicating with the Board of Directors with their concerns or issues may address correspondence to the Board of Directors, to a particular director, or to the independent directors generally, in care of Gladstone Commercial Corporation, Attention: Investor Relations Manager, at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102. This information is also contained on our website at www.GladstoneCommercial.com.

Code of Ethics

We have adopted the Gladstone Commercial Corporation Code of Business Conduct and Ethics that applies to all of our officers and directors and to the employees of the Adviser and the Administrator. The Ethics, Nominating and Corporate Governance Committee reviews, approves and recommends to our Board of Directors any changes to the Code of Business Conduct and Ethics. They also review any violations of the Code of Ethics and make recommendations to the Board of Directors on those violations. The Code of Business Conduct and Ethics is available on our website at www.GladstoneCommercial.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Independent Registered Public Accounting Firm Fees

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2005 and December 31, 2006 by PwC, our principal independent registered public accounting firm.

	2005	2006

Audit Fees	$245,422	$395,801
Audit-related Fees	$0	$0
Tax Fees	$63,844	$172,772
All Other Fees	$0	17,592

	$309,266	$586,165

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PwC. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PwC is compatible with maintaining the principal independent registered public accounting firm’s independence.

Executive Officers Who Are Not Directors

George Stelljes III.  Mr. Stelljes, age 45, has served as our executive vice president and chief investment officer since our inception. He also served as the executive vice president and chief investment officer of Gladstone Capital Corporation since September 2002, and assumed the duties of president of Gladstone Capital Corporation in April 2004. Mr. Stelljes was also a director of Gladstone Capital Corporation from August 2001 to September 2002 and then rejoined the board of directors in July 2003. Mr. Stelljes has also served as the president, chief investment officer and a director of Gladstone Investment Corporation since its inception in June 2005. Mr. Stelljes has served as chief investment officer and as a director of Gladstone Management Corporation since May 2003. He also served as executive vice president of Gladstone Management Corporation until February 2006, when he assumed the duties of president. Prior to joining us, Mr. Stelljes served as a managing member of St. John’s Capital, a vehicle used to make private equity investments. From 1999 to 2001, Mr. Stelljes was a co-founder and managing member of Camden Partners, a private equity firm which finances high growth companies in communications, education, healthcare and business services sectors. From 1997 to 1999, Mr. Stelljes was a managing director and partner of Columbia Capital, a venture capital firm focused on investments in communications and information technology. From 1989 to 1997, Mr. Stelljes held seven various positions, including executive vice president and principal, with Allied Capital and its affiliates. Mr. Stelljes currently serves as a general partner and investment committee member of Patriot Capital, a private equity fund and on the board of Intrepid Capital Management, a money management firm. He is also a former board member and regional president of the National Association of Small Business Investment Companies. Mr. Stelljes holds an MBA from the University of Virginia and a BA in Economics from Vanderbilt University.

Harry Brill.  Mr. Brill, age 60, has been our chief financial officer since our inception in 2003 and our treasurer from that time until April 2006. Mr. Brill has also served as chief financial officer of Gladstone Capital Corporation since its inception in 2001 and served as treasurer from inception through April 2006. Mr. Brill has also served as chief financial officer of Gladstone Investment Corporation since June 2005 and as treasurer from June 2005 to April 2006. Mr. Brill has also served as chief financial officer of Gladstone Management Corporation since its inception. From 1995 to April 2001, Mr. Brill served as a personal financial advisor. From 1975 to 1995, Mr. Brill held various positions, including treasurer, chief accounting officer and controller with Allied Capital Corporation, where Mr. Brill was responsible for all of the accounting work for Allied Capital and its family of funds. Mr. Brill received his degree in accounting from Ben Franklin University.

Gary Gerson.  Mr. Gerson, age 42, has served as our treasurer since April 2006. Mr. Gerson has also served as treasurer for Gladstone Capital Corporation and Gladstone Investment Corporation since April 2006, and of Gladstone Management Corporation since May 2006. From 2004 to early 2006 Mr. Gerson was Assistant Vice President of Finance at the Bozzuto Group, a real estate developer, manager and owner, where he was responsible for the financing of multi-family and for-sale residential projects. From 1995 to 2004 he held various finance positions, including Director of Finance from 2000 to 2004, at PG&E National Energy Group where he led, and assisted in, the financing of power generation assets. Mr. Gerson holds an MBA from the Yale School of Management, a B.S. in mechanical engineering from the U.S. Naval Academy, and is a CFA charter holder.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 15, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock. Except as otherwise noted, the address of the individuals below is c/o Gladstone Commercial Corporation, 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

	Beneficial Ownership(1)
	Number of	Percent of
Beneficial Owner	Shares	Total

Compensated Persons and Directors:
David Gladstone	351,616	4.10
Terry Lee Brubaker(2)	81,574	*
George Stelljes III(3)	129,022	1.50
Harry Brill	10,390	*
Gary Gerson(4)	352	*
Anthony W. Parker	10,952	*
David A.R. Dullum	0	*
Michela A. English	2,194	*
Paul Adelgren	1,000	*
Maurice W. Coulon	1,000	*
John H. Outland	1,000	*
Gerard Mead	1,015	*
All executive officers and directors as a group (12 persons)	590,115	6.89
Other Stockholders:
Avenir Corporation(5) 1725 K Street, NW Suite 401 Washington, DC 20006.	879,361	10.27
Prudential Financial, Inc.(6) 751 Broad Street Newark, NJ 07102.	483,500	5.64
Persons associated with CF Advisors, LLC(7) 666 5th Avenue 34th Floor New York, NY 10103.	486,133	5.67
Ferris, Baker Watts, Inc.(8) 100 Light Street Baltimore, MD 21202	808,776	9.44

*	Less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and sole investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 8,565,264 shares of common stock outstanding on March 15, 2007, adjusted as required by rules promulgated by the SEC.

(2)	Includes 13,024 shares owned by Mr. Brubaker’s spouse with respect to which Mr. Brubaker disclaims beneficial ownership. 62,130 of these shares are pledged to secure indebtedness incurred for their acquisition. Mr. Brubaker retains voting power with respect to these pledged shares.

(3)	120,400 of these shares are pledged to secure indebtedness incurred for their acquisition. Mr. Stelljes retains voting power with respect to these pledged shares.

(4)	Includes 252 shares owned by Mr. Gerson’s spouse with respect to which Mr. Gerson disclaims beneficial ownership.

(5)	This information has been obtained from a Schedule 13G/A filed by Avenir Corporation on February 9, 2007.

(6)	This information has been obtained from a Schedule 13G/A filed by Prudential Financial, Inc. (“Prudential”) on February 9, 2007 and a Schedule 13G filed by Jennison Associates LLC (“Jennison”) on February 13, 2007. According to Prudential’s filing, Prudential has sole voting power over 141,500 shares and shared investment power over 342,000 shares that it holds for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies or other affiliates. However, on the above mentioned Schedule 13G filed by Jennison, an indirect subsidiary of Prudential, Jennison disclosed that it has sole voting and indirect investment power with respect to 483,500 of these shares.

(7)	This information has been obtained from a Schedule 13G/A filed jointly by CF Advisors, LLC, A. Alex Porter, Paul Orlin, Geoffrey Hulme and Jonathan W. Friedland on February 14, 2007, according to which CF Advisors, LLC shares voting and investment power with Messrs. Porter, Orlin, Hulme and Friedland with respect to these shares.

(8)	This information has been obtained from a Schedule 13G/A filed by Ferris, Baker Watts, Inc. on January 11, 2007 according to which it has sole voting and dispositive power over 5 shares and shared voting and dispositive power over 808,771 shares in its capacity as an investment adviser.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except that (i) three reports, covering an aggregate of eight transactions, were filed late by Mr. Dullum and (ii) one report, covering four transactions, was filed late by Mr. Brubaker.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our chief executive officer, chief operating officer, chief investment officer, chief financial officer and treasurer are salaried employees of the Adviser and the Administrator, which are affiliates of ours. The Adviser and the Administrator pay the salaries and other employee benefits of the persons in their respective organizations who render services for us. These services have been and continue to be provided pursuant to the terms of the Former

Advisory Agreement (through December 31, 2006) and the Current Advisory Agreement and the Administration Agreement (since January 1, 2007), as applicable. The current total compensation plan for our executive officers consists of base salaries and bonuses.

Advisory and Administrative Arrangement Compensation Changes

Former Advisory and Administrative Arrangements

From our initial public offering through December 31, 2006, we compensated the Adviser for both advisory and administrative services rendered to us through reimbursement of our portion of the Adviser’s payroll, benefits and general overhead expenses, on the following bases:

•	Reimbursement on a dollar-for-dollar basis for all expenses incurred by our Adviser for our direct benefit (including, but not limited to organizational and offering expenses, legal, accounting, tax and consulting fees);

•	Reimbursement on a dollar-for-dollar basis for all additional fees charged by third parties that were directly related to our business (including, but not limited to real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees);

•	Reimbursement for our pro rata share of our Adviser’s employee payroll and benefits expenses, on an employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters; and

•	Reimbursement for our pro rata portion of all other expenses of our Adviser, or “overhead expenses,” based on the percentage of total hours worked by our Adviser’s personnel that were spent on our matters. However, under the Former Advisory Agreement we were only required to reimburse our Adviser for overhead if the amount of payroll and benefits expenses reimbursed to our Adviser, as described above, was less than 2.0% of our average invested assets. In such case, we would only be required to reimburse our Adviser for our share of its overhead expenses up to the point that overhead expenses and payroll and benefits expenses, on a combined basis, equaled 2.0% of our average invested assets.

Considerations of Our Board of Directors in Changing Advisory and Administrative Arrangement Compensation

During 2005, our Board of Directors reevaluated the compensation arrangements between the Adviser and each of Gladstone Capital Corporation and the Company. In particular, the Board considered whether a revised advisory agreement containing a fixed management fee and an incentive fee, similar to the arrangements in place for Gladstone Investment Corporation, would provide more appropriate incentives to management to accomplish long-term goals consistent with the best interests of our stockholders than the cost based advisory agreement and equity incentive structure which was provided under the then existing advisory agreements.

Our Board of Directors approved the Current Advisory and Administration Agreements at a meeting held on January 10, 2006. In its consideration of the agreements, the Board of Directors focused on information it had received relating to, among other things:

•	the reasonableness of the fees which would be payable to the Adviser and the Administrator under the Current Advisory and Administration Agreements (the “Current Fees”) (including the incentive fee under the Current Advisory Agreement);

•	the experience of the Adviser’s personnel;

•	the potential for additional attractive investments resulting from synergies with other funds to be managed by the Adviser; and

•	the advantage of terminating our equity incentive plan in favor of the incentive fee arrangement under the Current Advisory Agreement.

Our Board of Directors considered the investment advisory and incentive fees under the Current Advisory Agreement and the administrative fees under the Administration Agreement, and information on fees charged by other investment advisers and administrators for comparable services, and determined that the Current Fees were reasonable in relation to the services to be provided by the Adviser and the Administrator.

In its consideration of the incentive fee included in the Current Advisory Agreement, our Board of Directors focused on information it had received relating to, among other things:

•	the fact that the Current Advisory Agreement would provide for a fee structure similar to those of other externally managed REITs with similar contracts and similar investment objectives, and that the Current Advisory Agreement would provide for fees that would be reasonable in comparison to other externally managed REITs in light of the fact that, under the Current Advisory Agreement, we would not have an equity incentive plan;

•	the fact that similarity of the fee structure between Gladstone Capital Corporation, Gladstone Investment Corporation and the Company and their emphasis on increasing earnings and payment of dividends to stockholders would likely lead to greater management efficiency;

•	the fact that the Current Advisory Agreement would provide for a fee structure similar to those of other REITs with similar contracts and similar investment objectives, and that the Current Advisory Agreement would provide for fees that would be reasonable in comparison to other REITs in light of the fact that, under the Current Advisory Agreement, we would not have an equity incentive plan;

•	the fact that an incentive fee arrangement is more appropriate to an externally managed company than is a stock option program;

•	the fact that stockholders increasingly demand strong fund performance and are willing to reward managers for meeting those goals;

•	the fact that the utility of a stock option plan to reward fund management has been curtailed by regulations that prohibit executive officers from borrowing from an issuer to finance the exercise of their stock options;

•	the concern that stock options may incentivize managers (and directors who receive stock options) to manage for short-run returns rather than long-term goals;

•	the fact that incentive fees are the predominant method used by other externally managed REITs with whom we and the Adviser compete for talented professionals;

•	the fact that the use of incentive fees is now becoming prevalent among externally managed REITs and is a compensation structure that is both understood and expected by analysts who evaluate us and our stock; and

•	the expectation that we and our stockholders would benefit from the removal of the dilutive effects associated with stock options, and the avoidance of the accounting charges related to stock options that would soon be required to be recognized as non-cash expense by us under recently adopted accounting rules.

Based on the information reviewed by, and the ensuing discussions of, our Board of Directors, the Board, including a majority of the independent directors, concluded that the Current Fees, including the incentive fee, were reasonable in relation to the services to be provided by the Adviser and the Administrator. Based on its review and discussion, the Board approved the Current Advisory Agreement and the Administration Agreement as being in the best interests of our stockholders. The Board then directed that the Current Advisory Agreement and the Administration Agreement be submitted to stockholders for approval with the Board’s recommendation that our stockholders vote to approve the Current Advisory Agreement and the Administration Agreement. The stockholders approved these agreements at the 2006 Annual Meeting of Stockholders.

While we were not required to do so, the Board determined that it was appropriate to terminate the 2003 Plan in conjunction with the implementation of these new agreements. As a result, following stockholder approval of the Current Investment Advisory and Administration Agreements, we sought and received the unanimous agreement of the holders of the then outstanding stock options to amend the terms of their options by accelerating the expiration date of the options to December 31, 2006. In connection with seeking such agreement from the optionees, we also accelerated the vesting of all unvested options held by the optionees in full. In conjunction with the implementation of these new agreements, the 2003 Plan was terminated on December 31, 2006. On January 1, 2007 the Current Investment Advisory and Administration Agreements became effective.

The Current Advisory Agreement and the Administration Agreement

There are important differences between the Current Fees and the fees that were payable to our Adviser under the Former Advisory Agreement. As noted above, under the Former Advisory Agreement, we compensated the Adviser through reimbursement of our portion of the Adviser’s payroll, benefits and general overhead expenses. Under the Current Advisory Agreement, we pay the Adviser a base management fee of 2.0% of our total stockholders’ equity (less the recorded value of any preferred stock, and adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income). We now pay separately for administrative services under the Administration Agreement, which payments are equal to our allocable portion of the Administrator’s overhead expenses in performing its obligations under the Administration Agreement, including rent for the space occupied by the Administrator, and our allocable portion of the salaries and benefits expenses of our chief financial officer, treasurer, chief compliance officer and controller and their respective staffs.

The Current Advisory Agreement also includes incentive fees that we pay to our Adviser if our performance reaches certain benchmarks. These incentive fees are intended to provide an additional incentive for our Adviser to achieve targeted levels of funds from operations (“FFO”) and to increase distributions to our stockholders. This incentive fee compensation to the Adviser replaced the 2003 Plan, which was terminated in connection with our entry into the Current Advisory and Administration Agreements. For a more detailed discussion of these incentive fees, see “— Long Term Incentives.” All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory and management services, and the compensation and routine overhead expenses of such personnel allocable to such services, are provided and paid for by the Adviser. We bear all other costs and expenses of our operations and transactions.

Compensation Philosophy

For our long-term success and enhancement of long-term stockholder value, we depend on the management and analytical abilities of our executive officers, who are employees of, and are compensated by, the Adviser and the Administrator. During the last fiscal year, we implemented our philosophies of attracting, retaining and rewarding executive officers and others who contribute to our long-term success and motivating them to enhance stockholder value through our Compensation Committee’s oversight of the Adviser’s compensation practices under the terms of the Former Advisory Agreement. The key elements of our compensation philosophy include:

•	ensuring that base salary paid to our executive officers is competitive with other leading companies with which we compete for talented investment professionals;

•	ensuring that bonuses paid to our executive officers are sufficient to provide motivation to achieve our principal business and investment goals and to bring total compensation to competitive levels; and

•	providing incentives to ensure that our executive officers are motivated over the long term to achieve our business and investment objectives.

Base Salary and Bonuses

During the fiscal year ended December 31, 2006, the Compensation Committee fulfilled its oversight role by reviewing the Former Advisory Agreement to determine whether the fees paid to the Adviser were in the best interests of the stockholders. The Compensation Committee has also reviewed the performance of the Adviser to determine whether the compensation paid to our executive officers was reasonable in relation to the nature and quality of services performed and whether the provisions of the Former Advisory Agreement were being satisfactorily performed. Specifically, the committee considered factors such as:

•	the pay practices of the Adviser in relation to those of leading financial services companies with which the Adviser competes to attract and retain talented investment professionals;

•	the amount of the fees paid to the Adviser in relation to our size and the composition and performance of our investments;

•	the Adviser’s ability to hire, train, supervise and manage new employees as needed to effectively manage our future growth;

•	the success of the Adviser in generating appropriate investment opportunities;

•	rates charged to other investment entities by advisers performing similar services;

•	additional revenues realized by the Adviser and its affiliates through their relationship with us, whether paid by us or by others with whom we do business;

•	the value of our assets each quarter;

•	the quality and extent of service and advice furnished by the Adviser and the performance of our investment portfolio;

•	the quality of our portfolio relative to the investments generated by the Adviser for its other clients; and

•	the extent to which the Adviser’s performance helped us to achieve our principal business and investment objectives of generating income for our stockholders in the form of quarterly cash distributions that grow over time and increasing the value of our common stock.

Effective with the implementation of the Current Advisory and Administration Agreements on January 1, 2007, the Compensation Committee’s oversight role also includes review of the above-described factors with regard to the compensation of the employees of the Administrator, including our chief financial officer and treasurer, and the Administrator’s performance under the Administration Agreement. The Board may, pursuant to the terms of each of the Current Advisory and Administration Agreements, terminate either of the agreements at any time and without penalty, upon sixty days’ prior written notice to the Adviser or the Administrator, as applicable. In the event of an unfavorable periodic review of the performance of the Adviser or the Administrator in accordance with the criteria set forth above, the Compensation Committee would provide a report to the Board of its findings and provide suggestions of remedial measures, if any, to be sought from the Adviser or the Administrator, as applicable. If such recommendations are, in the future, made by the Compensation Committee and are not implemented to the satisfaction of the Compensation Committee, it may recommend exercise of our termination rights under the Current Advisory Agreement or Administration Agreement.

Long-Term Incentives

Prior to its termination on December 31, 2006, our long-term incentive program consisted of the 2003 Plan. The 2003 Plan utilized time-based vesting periods to encourage key employees to continue providing us services. Through option grants, executive officers received significant equity incentives to build long-term stockholder value. Grants were made at 100% of fair market value on the date of grant. Executives received value from these grants only if our common stock appreciated over the long-term. The size of option grants was determined based on competitive practices at leading companies in the finance industry and our philosophy of significantly linking executive compensation with stockholder interests. In connection with the implementation of the Current Advisory Agreement, the Compensation Committee suspended grants under the 2003 Plan and, as a result, no options were granted during the fiscal year ended December 31, 2006.

The Compensation Committee believes that its approach under the 2003 Plan created an appropriate focus on longer term objectives and promoted executive retention, however, the Compensation Committee believes that the incentive structure provided for under the Current Advisory Agreement that became effective on January 1, 2007 is a more effective means of creating long-term stockholder value and promoting executive retention.

In addition to a base management fee, the Current Advisory Agreement includes incentive fees that we pay to the Adviser if our performance reaches certain benchmarks. These incentive fees are intended to provide an additional incentive for the Adviser to achieve targeted levels of FFO and to increase distributions to our stockholders. The incentive fee is calculated and payable quarterly in arrears based on our “pre-incentive fee FFO” (as defined below) for the immediately preceding calendar quarter. For this purpose, pre-incentive fee FFO means FFO accrued by us during the calendar quarter. FFO is calculated after taking into account all operating expenses for the quarter, including the base management fee (less any rebate of fees received by the Adviser), expenses payable under the Administration Agreement and any interest expense (but excluding the incentive fee) and any other operating expenses. Pre-incentive fee FFO includes accrued income and rents that we have not yet received in cash. Pre-incentive fee FFO also includes any realized capital gains and realized capital losses, less any dividend paid on any issued and outstanding preferred stock, but does not include any unrealized capital gains or losses.

FFO is a non-GAAP (Generally Accepted Accounting Principles in the United States) supplemental measure of operating performance of an equity REIT developed by the National Association of Real Estate Investment Trusts, or “NAREIT,” in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income or net loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income or net loss), and should not be considered an alternative to either net income or net loss as an indication of our performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

Pre-incentive fee FFO, expressed as a rate of return on our total stockholders’ equity as reflected on our balance sheet (less the recorded value of any preferred stock, and adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income) at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7% annualized). Because the hurdle rate is fixed and has been based in relation to current interest rates, if interest rates rise, it would become easier for our pre-incentive fee FFO to exceed the hurdle rate and, as a result, more likely that the Adviser will receive an income incentive fee than if interest rates on our investments remained constant or decreased. We will pay the Adviser an incentive fee with respect to our pre-incentive fee FFO in each calendar quarter as follows:

•	no incentive fee in any calendar quarter in which pre-incentive fee FFO does not exceed the hurdle rate (1.75% per calendar quarter);

•	100% of our pre-incentive fee FFO with respect to that portion of such FFO, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and

•	20% of the amount of our pre-incentive fee FFO, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).

These calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter. We refer to the portion of the incentive fee payable on 100% of our pre-incentive fee FFO, if any, that exceeds the hurdle rate but is less than 2.1875% as the “catch up.” The “catch up” provision is intended to provide the Adviser with an incentive fee of 100% on all of our pre-incentive fee FFO that does not exceed 2.1875% once the hurdle rate has been surpassed. The base management fee and total stockholders’ equity will be calculated using GAAP and FFO will be calculated using the definition adopted by NAREIT.

Income realized by the Adviser from any such incentive fees will be paid by the Adviser to eligible employees in amounts based on their respective contributions to our success in meeting our goals. This incentive compensation structure is designed to create a direct relationship between the compensation of our executive officers and other employees of the Adviser and the income and capital gains realized by us as a result of their efforts on our behalf. We believe that this structure rewards our executive officers and other employees of the Adviser for the accomplishment of long-term goals consistent with the interests of our stockholders.

Personal Benefits Policies

Our executive officers are not entitled to operate under different standards than other employees of the Adviser and the Administrator who work on our behalf. The Adviser and the Administrator do not have programs for providing personal benefit perquisites to executive officers, such as permanent lodging, personal use of company vehicles, or defraying the cost of personal entertainment or family travel. The Adviser’s and the Administrator’s health care and other insurance programs are the same for all of its eligible employees, including our executive officers. We expect our executive officers to be exemplars under our Code of Business Conduct and Ethics, which is applicable to all employees of the Adviser and the Administrator who work on our behalf.

Conclusion

We believe that the elements of the Adviser’s and the Administrator’s compensation programs individually and in the aggregate strongly support and reflect the strategic priorities on which we have based our compensation philosophy. Through the 2003 Plan and the incentive structures of the Former and Current Advisory Agreements described above, a significant portion of their compensation programs have been, and continue to be contingent on our performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of paying for performance that increases stockholder value. The committee will continue its work to ensure that this commitment is reflected in a total executive compensation program that enables the Adviser and the Administrator to remain competitive in the market for talented executives.

Summary Compensation Table

The following table shows compensation awarded to or paid to, or earned by, our chief executive officer, chief financial officer and our three other most highly compensated executive officers at December 31, 2006, referred to as our “Named Executive Officers,” for all services rendered to us during fiscal year 2006. The Named Executive Officers are employees of the Adviser and the Administrator. Under the terms of the Former Advisory Agreement, we reimbursed the Adviser for our pro rata share of the Adviser’s and the Administrator’s payroll and benefits expenses on an employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters, through December 31, 2006. For additional information regarding this arrangement, see “Transactions with Related Persons.”

Summary Compensation Table for Fiscal 2006

Name and				All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(i)	(j)

David Gladstone, Chief Executive Officer(1)	2006	$68,833	$0	$2,065	$70,898
Harry Brill, Chief Financial Officer(2)	2006	$29,954	$5,230	$1,069	$36,253
Terry Lee Brubaker, Chief Operating Officer and Secretary(3)	2006	$71,838	$94,756	$2,646	$169,240
George Stelljes III, Chief Investment Officer(4)	2006	$81,656	$109,592	$2,700	$193,948
Gary Gerson, Treasurer(5)	2006	$109,469	$18,450	$1,945	$129,864

(1)	Represents approximately 34% of Mr. Gladstone’s total compensation for the fiscal year ended December 31, 2006 (as Mr. Gladstone devoted approximately 34% of his time to our matters during the fiscal year ended December 31, 2006). Mr. Gladstone’s current annual base salary from the Adviser is $200,000.

(2)	Represents approximately 21% of Mr. Brill’s total compensation for the fiscal year ended December 31, 2006 (as Mr. Brill devoted approximately 21% of his time to our matters during the fiscal year ended December 31, 2006). Mr. Brill’s current annual base salary from the Administrator is $143,170.

(3)	Represents approximately 28% of Mr. Brubaker’s total compensation for the fiscal year ended December 31, 2006 (as Mr. Brubaker devoted approximately 28% of his time to our matters during the fiscal year ended December 31, 2006). Mr. Brubaker’s current annual base salary from the Adviser is $300,000.

(4)	Represents approximately 31% of Mr. Stelljes’ total compensation for the fiscal year ended December 31, 2006 (as Mr. Stelljes devoted approximately 31% of his time to our matters during the fiscal year ended December 31, 2006). Mr. Stelljes’ current annual base salary from the Adviser is $300,000.

(5)	Represents approximately 89% of Mr. Gerson’s total compensation for the fiscal year ended December 31, 2006 (as Mr. Gerson devoted approximately 89% of his time to our matters during the fiscal year ended December 31, 2006). Mr. Gerson’s current annual base salary from the Administrator is $136,661.

Employment Agreements

Because our executive officers are employees of the Adviser and the Administrator, we do not pay cash compensation to them directly in return for their services to us. Pursuant to the terms of the Former Advisory Agreement, through December 31, 2006, we reimbursed the Adviser for our pro rata share of the Adviser’s and the Administrator’s employee payroll and benefits expenses on an employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters. For additional information regarding this arrangement, see “Transactions with Related Persons.”

Messrs. Gladstone, Brubaker and Stelljes have entered into employment agreements with the Adviser as senior executive officers of the Adviser. Summarized below are certain material terms of Messrs. Gladstone, Brubaker and Stelljes’ current employment agreements.

Each of the employment agreements of Messrs. Gladstone, Brubaker and Stelljes provides for a term through April 22, 2007, that will be extended for successive periods of one year unless the Adviser gives the senior executive officer three months’ prior written notice of its intention to terminate the agreement without cause. Messrs. Gladstone, Brubaker and Stelljes each have the right to terminate their respective employment agreement at any time by giving the Adviser three months’ prior written notice.

The employment agreements of Messrs. Gladstone, Brubaker and Stelljes provide for a base salary of $200,000. The Adviser’s board of directors has the right to increase their base salaries and also, generally, to decrease them, but not below $200,000. Currently, the base salary of Mr. Gladstone is $200,000, and the base salaries of Messrs. Brubaker and Stelljes have been set at $300,000. The employment agreements provide that each of Messrs. Gladstone, Brubaker and Stelljes is entitled to receive a cash bonus of up to 100% of his base salary based upon a determination by the Adviser’s Board of Directors.

If the Adviser should terminate the employment of Messrs. Gladstone, Brubaker or Stelljes each would be subject to certain non-compete covenants. These covenants would generally apply for one year. During periods when Messrs. Gladstone, Brubaker or Stelljes are entitled to receive severance payments from the Adviser, they may terminate these covenants prohibiting competition by forgoing such severance payments. Each of the employment agreements also provides that the officer will maintain the confidentiality of our confidential information during and after the period of his employment.

The employment agreement of Mr. Stelljes provides for his nomination to serve as our executive vice president and chief investment officer.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year — End.

We did not issue any stock options to our executive officers or directors during the last fiscal year, and we terminated our 2003 Plan, and all outstanding options under the 2003 Plan, on December 31, 2006. The 2003 Plan was terminated in connection with the effectiveness of the Current Advisory Agreement, which provides for an incentive fee payable to the Adviser. In connection with the approval of the Current Advisory Agreement, and pursuant to an offer approved by our Board of Directors on July 11, 2006, we extended an offer to the then-current stock option holders to amend the terms of all outstanding stock options under the 2003 Plan to accelerate the contractual expiration date of these options to December 31, 2006. The offer was filed with the SEC on July 12, 2006, was conducted in accordance with the federal tender offer rules and regulations, and was conditioned upon the acceptance by 100% of the current stock option holders. Our Board of Directors also accelerated in full the vesting of all outstanding options other than options held by the non-employee directors effective July 11, 2006, resulting in accelerated vesting of all outstanding options. On August 31, 2006, 100% of the then-current stock option holders accepted the offer to amend the options, and on December 31, 2006, all outstanding stock options and the 2003 Plan were terminated.

Option Exercises And Stock Vested

The following table shows for the fiscal year ended December 31, 2006, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2006

	Number of
	Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)
(a)	(b)	(c)

David Gladstone	200,000	$1,094,587
Harry Brill	35,000	$157,000
Terry Lee Brubaker	130,000	$645,827
George Stelljes III	130,000	$618,203
Gary Gerson	0	$0

Post-Employment Compensation

We do not offer pension benefits to any of our executive officers.

Non-Qualified Deferred Compensation

We do not offer any non-qualified deferred compensation benefits to any of our executive officers.

Potential Payments Upon Termination Or Change-In-Control

We do not offer any termination or change-in-control payments to any of our executive officers.

Director Compensation

The following table shows for the fiscal year ended December 31, 2006 certain information with respect to the compensation of all our non-employee directors:

DIRECTOR COMPENSATION FOR FISCAL 2006

	Fees Earned or
	Paid in
Name	Cash ($)	Total ($)
(a)	(b)	(h)

Paul W. Adelgren	$17,000	$17,000
Maurice W. Coulon	$18,000	$18,000
David A.R. Dullum	$24,000	$24,000
Michela A. English	$24,000	$24,000
Gerard Mead	$17,000	$17,000
John H. Outland	$17,000	$17,000
Anthony W. Parker	$23,000	$23,000

As compensation for serving on our Board of Directors, each of our independent directors receives an annual fee of $10,000 and an additional $1,000 for each Board of Directors meeting attended, and an additional $1,000 for each committee meeting attended if such committee meeting takes place on a day other than when the full Board of Directors meets. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

During the last fiscal year none of our non-employee directors received stock option grants under the 2003 Plan as we were seeking stockholder approval of the Current Advisory Agreement and the Administration Agreement and contemplating the termination of the 2003 Plan in connection therewith.

On July 11, 2006, we adopted the Joint Directors Nonqualified Excess Plan of Gladstone Commercial Corporation, Gladstone Capital Corporation and Gladstone Investment Corporation (the “Deferred Compensation Plan”). Effective January 1, 2007, the Deferred Compensation Plan provides our non-employee directors with the opportunity to voluntarily defer director fees on a pre-tax basis, and to invest such deferred amounts in self-directed investment accounts. The Deferred Compensation Plan does not allow us to make discretionary contributions to the account of any director.

We do not pay any compensation to directors who also serve as our officers, or as officers or directors of the Adviser or the Administrator, in consideration for their service to us. Our Board of Directors may change the compensation of our independent directors in its discretion. None of our independent directors received any compensation from us during the fiscal year ended December 31, 2006 other than for Board of Directors or committee service and meeting fees.

TRANSACTIONS WITH RELATED PERSONS

Former Advisory Agreement

Under our Former Advisory Agreement, which was in effect through December 31, 2006, the Adviser was responsible for our day-to-day operations and administration, record keeping and regulatory compliance functions. Specifically, these responsibilities included identifying, evaluating, negotiating and consummating all investment transactions consistent with our investment objectives and criteria; providing us with all required records and regular reports to our Board of Directors concerning the Adviser’s efforts on our behalf; and maintaining compliance with all regulatory requirements applicable to us. In return for providing such services, we paid the Adviser through reimbursement of our portion of the Adviser’s payroll, benefits and general overhead expenses, on the following bases:

•	Reimbursement on a dollar-for-dollar basis for all expenses incurred by our Adviser for our direct benefit (including, but not limited to organizational and offering expenses, legal, accounting, tax and consulting fees);

•	Reimbursement for our pro rata share of our Adviser’s employee payroll and benefits expenses, on an employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters; and

•	Reimbursement for our pro rata portion of all other overhead expenses of our Adviser, based on the percentage of total hours worked by our Adviser’s personnel that were spent on our matters. However, under the Former Advisory Agreement we were only required to reimburse our Adviser for overhead if the amount of payroll and benefits expenses reimbursed to our Adviser, as described above, was less than 2.0% of our average invested assets. In such case, we were only be required to reimburse our Adviser for our share of its overhead expenses up to the point that overhead expenses and payroll and benefits expenses, on a combined basis, equal 2.0% of our average invested assets. The reimbursement of our Adviser never exceeded the 2.0% threshold.

During the fiscal year ended December 31, 2006, we paid total fees of approximately $2.9 million to the Adviser under the Former Advisory Agreement.

Current Advisory and Administration Agreements

Under the Current Advisory Agreement, which became effective January 1, 2007, the Adviser continues to be responsible for our day-to-day operations and administration, record keeping and regulatory compliance functions. Specifically, these responsibilities included identifying, evaluating, negotiating and consummating all investment transactions consistent with our investment objectives and criteria; providing us with all required records and regular reports to our Board of Directors concerning the Adviser’s efforts on our behalf; and maintaining compliance with all regulatory requirements applicable to us. The Current Advisory Agreement provides for an annual base management fee equal to 2% of our total stockholders’ equity (less the recorded value of any preferred stock) and an incentive fee based on our funds from operations, or “FFO,” which rewards the Adviser if our quarterly FFO (before giving effect to any incentive fee) exceeds 1.75% (7% annualized) of our total stockholders’ equity (less the recorded value of any preferred stock).

Under the Administration Agreement, which also became effective January 1, 2007, we pay separately for administrative services, which payments are equal to our allocable portion of the Administrator’s overhead expenses in performing its obligations under the Administration Agreement, including rent for the space occupied by the Administrator, and our allocable portion of the salaries and benefits expenses of our chief financial officer, treasurer, chief compliance officer and controller and their respective staffs.

The Adviser is controlled by David Gladstone, the chairman of our Board of Directors and our chief executive officer. Mr. Gladstone is also the chairman of the board of directors and chief executive officer of the Adviser. Terry Lee Brubaker, our president, chief operating officer, secretary and director, is a member of the board of directors of the Adviser and its vice chairman, chief operating officer, and secretary. George Stelljes III, our executive vice president and chief investment officer, is also a member of the board of directors of the Adviser and its president and chief investment officer. Harry Brill, our chief financial officer, is also chief financial officer of the Adviser. Gary Gerson, our treasurer, is also treasurer of the Adviser.

Conflict of Interest Policy

We have adopted policies to reduce potential conflicts of interest. In addition, our directors are subject to certain provisions of Maryland law that are designed to minimize conflicts. Under our current conflict of interest policy, without the approval of a majority of our disinterested directors, we will not:

•	acquire from or sell to any of our officers, directors or employees, or any entity in which any of our officers, directors or employees has an interest of more than 5%, any assets or other property;

•	borrow from any of our directors, officers or employees, or any entity in which any of our officers, directors or employees has an interest of more than 5%; or

•	engage in any other transaction with any of our directors, officers or employees, or any entity in which any of our directors, officers or employees has an interest of more than 5% (except that our Adviser may lease office space in a building that we own, provided that the rental rate under the lease is determined by our independent directors to be at a fair market rate).

Where allowed by applicable rules and regulations, from time to time we may enter into transactions with the Adviser or one or more of its affiliates. A majority of our independent directors and a majority of our directors not otherwise interested in a transaction with the Adviser must approve all such transactions with the Adviser or its affiliates.

It is our current policy that we will not purchase any property from or co-invest with the Adviser, any of its affiliates or any business in which the Adviser or any of its affiliates have invested except that we may make leases to existing and prospective portfolio companies of entities advised by the Adviser as long as the portfolio company is not controlled by that entity and if approved by both companies’ board of directors. If we decide to change this policy on co-investments with the Adviser or its affiliates, we will seek approval of this decision from our stockholders.

Loan

At December 31, 2006, we had one loan outstanding in the principal amount of $375,000 to Laura Gladstone, a managing director of ours and the daughter of our chief executive officer, Mr. Gladstone. This loan was extended in connection with the exercise of stock options under the 2003 Plan by Ms. Gladstone, and was made on terms available to all eligible participants of the 2003 Plan. The interest rate on the loan is 8.15% and the outstanding principal amount of the loan is due and payable in cash on November 21, 2015. Mr. Gladstone has not received, nor will he receive in the future, any direct or indirect benefit from this loan.

Indemnification

In our Articles of Incorporation and Bylaws, we have agreed to indemnify certain officers and directors by providing, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Maryland law and our Bylaws. Notwithstanding the foregoing, the indemnification provisions shall not protect any officer or director from liability to us or our stockholders as a result of any action that would constitute willful misfeasance, bad faith or gross negligence in the performance of such officer’s or director’s duties, or reckless disregard of his or her obligations and duties.

Each of the Current Advisory and Administration Agreements provide that, absent willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their duties and obligations, the Adviser, the Administrator and their respective officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with them are entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s or the Administrator’s services under the Current Advisory or Administration Agreements or otherwise as an investment adviser of ours.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Gladstone Commercial Corporation stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to our Investor Relations Manager at 1521 Westbranch Drive, Suite 200, McLean, Virginia, 22102 or call our toll-free investor relations line at 1-866-366-5745.Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Terry Brubaker
Secretary

April 19, 2007

GLADSTONE COMMERCIAL CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2007
     The undersigned hereby appoints Harry Brill and George Stelljes III, and each of them acting individually, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gladstone Commercial Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Gladstone Commercial Corporation to be held at the Hilton McLean at 7920 Jones Branch Drive, McLean, VA 22102, on Thursday, May 24, 2007 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     Unless a contrary direction is indicated, this proxy will be voted in favor of each of the nominees listed in Proposal I as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.
(Continued and to be signed on reverse side)
GLADSTONE COMMERCIAL
CORPORATION
P.O. BOX 11046
NEW YORK, NY 10203-0046
To change your address, please mark this box     ☐
DETACH PROXY CARD HERE

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.	☒ Vote must be indicated (x) in Black or Blue Ink
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR LISTED BELOW.

Proposal I:	To elect three directors to hold office until the 2010 Annual Meeting of Stockholders.

FOR all nominees	☐	WITHHOLD AUTHORITY	☐	*FOR all except	☐
Listed		to vote for all nominees listed

Nominee: David Gladstone	Nominee: Paul W. Adelgren	Nominee: John H. Outland
To withhold authority to vote in favor of any nominee, mark “FOR all except” and write the name of the nominee below:

*Exceptions

In their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournment or postponement thereof.

S C A N  L I N E

Please sign exactly as your name or names appear hereon. If the stock is registered in the names of two or more persons, each should sign. Executor, administrator, trustee, guardian and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date Share Owner sign here	Co-Owner sign here